EXHIBIT 99.1

POLICY ON REIMBURSEMENT OF INCENTIVE PAYMENTS

APRIL 15, 2008

It is the policy of the Company that each Executive (as defined below) of the Company and its consolidated subsidiaries agree in writing to repay that portion of any bonus to the extent permitted by governing law and deemed appropriate by the Audit Committee of the Board of Directors when: (i) the Company is required by applicable law or applicable accounting or auditing principles or standards to restate its financial statements to correct an accounting error in any interim or annual financial statement filed with the Securities and Exchange Commission as a result of material noncompliance with the financial reporting requirements under the federal securities laws or under applicable law or applicable accounting or auditing principles or standards; and (ii) the bonus was directly based upon those financial statements.

In determining the portion of any bonus required to be repaid, the Audit Committee may take into account those matters as it deems appropriate in its sole discretion, including, without limitation, (i) whether the Executive engaged in any fraud, negligence or misconduct that contributed to the need for the restatement and (ii) the amount of the bonus, if any, that would have been awarded to the Executive had the financial results been properly reported.  In addition, the Company may dismiss the Executive, authorize legal action, or take other actions to enforce the Executive’s agreement as the Audit Committee may deem appropriate and advisable in view of all of the circumstances at the time.

For purposes of this policy “Executive” means the president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice president of the Company in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a significant policy-making function, and any other person who performs similar policy-making functions for the Company.